Exhibit 99.1

GMS REPORTS FOURTH QUARTER AND FISCAL YEAR 2019 RESULTS

Q4 Net Sales up 22.7%; Organic Net Sales up 7.0%

Reported Q4 Net Income of $16.6 Million, or $0.39 per Diluted Share

Adjusted Q4 Net Income of $28.7 Million, or $0.68 per Diluted Share

Q4 Adjusted EBITDA of $73.5 million or 9.4% of net sales

Tucker, Georgia, June 27, 2019. GMS Inc. (NYSE:GMS), a leading North American specialty distributor of interior building products, today reported financial results for the fourth quarter and fiscal year ended April 30, 2019.

Fourth Quarter Fiscal 2019 Highlights

•                  Net sales of $780.1 million increased 22.7% from $635.8 million in the fourth quarter of the prior fiscal year. Organic net sales increased 7.0% year over year as a result of higher volumes and pricing improvement across all product groups.

•                  Reported net income of $16.6 million, or $0.39 per diluted share, compared to $9.9 million, or $0.24 per diluted share, in the fourth quarter of the prior fiscal year.

•                  Adjusted net income of $28.7 million, or $0.68 per diluted share, compared to $23.5 million, or $0.56 per diluted share, in the fourth quarter of the prior fiscal year.

•                  Adjusted EBITDA of $73.5 million, or 9.4% of net sales compared to Adjusted EBITDA of $50.1 million, or 7.9% of net sales, in the fourth quarter of the prior fiscal year.

•                  Cash provided by operating activities of $88.2 million and free cash flow of $82.8 million increased from $24.9 million and $14.6 million, respectively, in the fourth quarter of the prior fiscal year.

•                  Net leverage decreased to 3.6 times at the end of the fourth quarter of fiscal 2019 from 3.8 times at the end of the third quarter of fiscal 2019.

•                  The Company completed one business acquisition and four greenfield openings during the fourth quarter of fiscal 2019.

•                  The Company repurchased $5.0 million of common stock during the fourth quarter of fiscal 2019.

Full Year Fiscal 2019 Highlights

•                  Net sales of $3.12 billion increased 24.1% from $2.51 billion in the prior fiscal year. Organic net sales increased 7.1% year over year.

•                  Reported net income of $56.0 million, or $1.31 per diluted share, compared to $63.0 million, or $1.49 per diluted share, in the prior fiscal year.

•                  Adjusted net income of $119.5 million, or $2.80 per diluted share, compared to $84.7 million, or $2.01 per diluted share, in the prior fiscal year.

•                  Adjusted EBITDA of $295.7 million, or 9.5% of net sales, compared to Adjusted EBITDA of $199.3 million, or 7.9% of net sales, in the prior fiscal year.

•                  Cash provided by operating activities of $193.6 million and free cash flow of $174.8 million increased from $91.3 million and $67.5 million, respectively, in the prior fiscal year.

•                  Net leverage decreased to 3.6 times at the end of fiscal 2019 from 4.2 times at the end of the first quarter of fiscal 2019, following the acquisition of Titan.

•                  The Company completed three business acquisitions and eight greenfield openings during fiscal 2019.

•                  The Company repurchased $16.5 million of common stock during fiscal 2019.

“We were pleased to deliver a strong finish to fiscal 2019 with record net sales and earnings for our fourth fiscal quarter,” said Mike Callahan, Chief Executive Officer. “Strong organic sales growth of 7.0% reflects higher volumes and pricing across all our product groups. Activity levels across our end markets in the United States remain solid and continue to exhibit healthy fundamentals. While long-term factors contributing to housing demand and overall economic growth for Canada remain positive, we currently face some challenging conditions in the Canadian single-family housing market. We generated significant cash from operations and free cash flow in the quarter, enabling us to execute on our capital allocation priorities, which include reducing our net leverage, expanding through accretive acquisitions and greenfield investments and repurchasing our common stock.”

Mr. Callahan continued, “We made significant progress throughout fiscal 2019 on a number of fronts, surpassing $3.0 billion in net sales through both organic growth and acquisitions, including the strategic acquisition of WSB Titan, which increased our scale and footprint in North America, provided entry into the highly attractive Canadian market, and created a well-balanced platform for long-term growth. At the same time, we significantly improved our operating leverage in fiscal 2019. We believe our market-leading position, broad product portfolio and diversified exposure across attractive commercial and residential new and R&R construction markets will enable us to continue to take advantage of further growth opportunities.”

Fourth Quarter Fiscal 2019 Results

Net sales for the fourth quarter of fiscal 2019 were $780.1 million, up 22.7%, or 7.0% on an organic basis, compared to $635.8 million for the fourth quarter of the prior fiscal year.

•                  Wallboard sales of $322.3 million increased 15.1% (3.8% on an organic basis) compared to the fourth quarter of fiscal 2018, driven by acquisitions, higher organic volumes and pricing.

•                  Ceilings sales of $112.2 million increased 17.4% (13.7% on an organic basis) compared to the fourth quarter of fiscal 2018, primarily due to higher organic volumes as a result of increased commercial business, the positive impact of acquisitions and pricing.

•                  Steel framing sales of $124.5 million increased 16.3% (8.3% on an organic basis) compared to the fourth quarter of fiscal 2018, driven by the positive impact of acquisitions, higher organic volumes as a result of greater commercial activity and pricing.

•                  Other product sales of $221.1 million increased 44.4% (7.8% on an organic basis) compared to the fourth quarter of fiscal 2018, as a result of the positive impact of acquisitions, as well as higher organic growth.

Gross profit of $256.9 million increased 24.8% compared to $205.8 million in the fourth quarter of fiscal 2018, as a result of higher sales, both organically and including the positive impact of acquisitions, as well as pricing improvement. Gross margin of 32.9% improved 50 basis points from 32.4% a year ago due to contributions from the Titan acquisition, favorable price-cost dynamics and mix. On a sequential basis, gross margin also improved 50 basis points from 32.4% in the third quarter of fiscal 2019.

Selling, general and administrative (SG&A) expense as a percentage of net sales was 24.4% for the quarter compared to 25.4% in the fourth quarter of fiscal 2018.  Adjusted SG&A expense as a percentage of net sales was 23.6% compared to 24.6% in the prior year quarter. Of the 100 basis point improvement in adjusted SG&A, 20 basis points was the result of increased cost efficiencies which were partially offset by inflationary pressures, primarily in logistics, as well as unanticipated insurance costs and the timing of certain other expenses.  The remaining 80 basis points was the result of the amendment of certain equipment operating leases that are now being accounted for as capital leases.

Net income of $16.6 million, or $0.39 per diluted share, compared to $9.9 million, or $0.24 per diluted share, in the fourth quarter of fiscal 2018.  Adjusted net income of $28.7 million, or $0.68 per diluted share, compared to $23.5 million, or $0.56 per diluted share, in the fourth quarter of fiscal 2018.  Adjusted EBITDA of $73.5 million increased 46.9% year over year and represented an Adjusted EBITDA margin of 9.4%.

Capital Allocation and Expansion Activity

As of April 30, 2019, the Company had cash of $47.3 million and total debt of $1.14 billion, compared to cash of $74.3 million and total debt of $1.23 billion, as of January 31, 2019. During the fourth fiscal quarter, the Company reduced its net debt by $65.6 million and net leverage was 3.6 times as of the end of the quarter and fiscal year.

Under the previously announced $75.0 million stock repurchase program, the Company repurchased $5.0 million, or approximately 287,000 shares, of common stock during the fourth quarter of fiscal 2019.  As of April 30, 2019, approximately $58.5 million of availability remained under the program.

During the fourth quarter of fiscal 2019, the Company completed the previously-announced acquisition of Commercial Builders Group, LLC in southern Louisiana and opened four greenfield locations in Carrollton, TX, Fredericksburg, VA, Harrisburg, PA and Portland, ME.  For fiscal year 2019, the Company completed a total of three business acquisitions and opened eight greenfield locations.

Conference Call and Webcast

GMS will host a conference call and webcast to discuss its results for the fourth quarter and full year ended April 30, 2019 and other information related to its business at 8:30 a.m. Eastern Time on June 27, 2019. Investors who wish to participate in the call should dial 877-407-3982 (domestic) or 201-493-6780 (international) at least 5 minutes prior to the start of the call. The live webcast will be available on the Investors section of the Company’s website at www.gms.com. There will be a slide presentation of the results available on that page of the website as well. Replays of the call will be available through July 27, 2019 and can be accessed at 844-512-2921 (domestic) or 412-317-6671 (international) and entering the pass code 13691409.

About GMS Inc.

Founded in 1971, GMS operates a network of more than 250 distribution centers across the United States and Canada. GMS’s extensive product offering of wallboard, suspended ceilings systems, or ceilings, and complementary construction products is designed to provide a comprehensive one-stop-shop for our core customer, the interior contractor who installs these products in commercial and residential buildings.

Use of Non-GAAP Financial Measures

GMS reports its financial results in accordance with GAAP. However, it presents Adjusted net income, free cash flow, Adjusted SG&A, Adjusted EBITDA and Adjusted EBITDA margin, which are not recognized financial measures under GAAP. GMS believes that Adjusted net income, free cash flow, Adjusted SG&A, Adjusted EBITDA and Adjusted EBITDA margin assist investors and analysts in comparing its operating performance across reporting periods on a consistent basis by excluding items that the Company does not believe are indicative of its core operating performance. The Company’s management believes Adjusted net income, Adjusted SG&A, free cash flow, Adjusted EBITDA and Adjusted EBITDA margin are helpful in highlighting trends in its operating results, while other measures can differ significantly depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which the Company operates and capital investments.  In addition, the Company utilizes Adjusted EBITDA in certain calculations under its senior secured asset based revolving credit facility and its senior secured first lien term loan facility.

You are encouraged to evaluate each adjustment and the reasons GMS considers it appropriate for supplemental analysis. In addition, in evaluating Adjusted net income, Adjusted SG&A and Adjusted EBITDA, you should be aware that in the future, the Company may incur expenses similar to the adjustments in the presentation of Adjusted net income, Adjusted SG&A and Adjusted EBITDA. The Company’s presentation of Adjusted net income, Adjusted SG&A and Adjusted EBITDA should not be construed as an inference that its future results will be unaffected by unusual or non-recurring items. In addition, Adjusted net income, free cash flow, Adjusted SG&A and Adjusted EBITDA may not be comparable to similarly titled measures used by other companies in GMS’s industry or across different industries.  Please see the tables at the end of this release for a reconciliation of Adjusted EBITDA, free cash flow, Adjusted SG&A and Adjusted net income to the most directly comparable GAAP financial measures.

Forward-Looking Statements and Information:

This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. You can generally identify forward-looking statements by the Company’s use of forward-looking terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “seek,” or “should,” or the negative thereof or other variations thereon or comparable terminology. In particular, statements about the markets in which GMS  operates and the economy generally and statements about growth potential across the Company’s business and the ability to deliver growth and value creation contained in this press release are forward-looking statements. The Company has based these forward-looking statements on its current expectations, assumptions, estimates and projections. While the Company believes these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond its control. Forward-looking statements involve risks and uncertainties, including, but not limited to, economic, competitive, governmental and technological factors outside of the Company’s control, that may cause its business, strategy or actual results to differ materially from the forward-looking statements. These risks and uncertainties may include, among other things: changes in the prices, supply, and/or demand for products which GMS distributes; general economic and business conditions in the United States and Canada; the activities of competitors; changes in significant operating expenses; changes in the availability of capital and interest rates; adverse weather patterns or conditions; cybersecurity breaches and other disruptions to our IT systems; our recently announced leadership succession plan; variations in the performance of the financial markets, including the credit markets; the possibility that the expected synergies and cost savings and final impacts from the Titan acquisition will not be realized, or will not be realized within the expected time period; the risk that the GMS and Titan businesses will not be integrated successfully; disruption from the transaction making it more difficult to maintain business and operational relationships and to accomplish other GMS objectives; the risk of customer attrition; our ability to efficiently manage and control our costs and the success of our previously announced cost reduction plan; and other factors described in the “Risk Factors” section in the Company’s most recent Annual Report on Form 10-K, and in its other periodic reports filed with the SEC.  In addition, the statements in this release are made as of June 27, 2019. The Company undertakes no obligation to update any of the forward-looking statements made herein, whether as a result of new information, future events, changes in expectation or otherwise. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to June 27, 2019.

Contact Information:

Investors:

Leslie H. Kratcoski

ir@gms.com

770-723-3306

Media:

marketing@gms.com

770-723-3378

GMS Inc.

Condensed Consolidated Statements of Operations (Unaudited)

(in thousands, except per share data)

	Three Months Ended		Year Ended
	April 30,		April 30,
	2019	2018	2019	2018
Net sales	$780,149	$635,800	$3,116,032	$2,511,469
Cost of sales (exclusive of depreciation and amortization shown separately below)	523,222	430,008	2,111,913	1,692,893
Gross profit	256,927	205,792	1,004,119	818,576
Operating expenses:
Selling, general and administrative	190,577	161,645	739,460	633,877
Depreciation and amortization	30,130	15,982	117,459	65,530
Total operating expenses	220,707	177,627	856,919	699,407
Operating income	36,220	28,165	147,200	119,169
Other (expense) income:
Interest expense	(18,781)	(8,107)	(73,677)	(31,395)
Change in fair value of financial instruments	—	(5,415)	(6,395)	(6,125)
Write-off of debt discount and deferred financing fees	—	—	—	(74)
Other income, net	888	604	2,913	2,279
Total other expense, net	(17,893)	(12,918)	(77,159)	(35,315)
Income before taxes	18,327	15,247	70,041	83,854
Provision for income taxes	1,702	5,328	14,039	20,883
Net income	$16,625	$9,919	$56,002	$62,971
Weighted average common shares outstanding:
Basic	40,487	41,048	40,914	41,015
Diluted	40,976	42,151	41,589	42,163
Net income per common share(1):
Basic	$0.40	$0.24	$1.33	$1.54
Diluted	$0.39	$0.24	$1.31	$1.49

(1) The following table sets forth the computation of basic and diluted earnings per share of common stock for periods presented:

	Three Months Ended		Year Ended
	April 30,		April 30,
	2019	2018	2019	2018
	(in thousands, except per share data)
Net income	$16,625	$9,919	$56,002	$62,971
Less: Net income allocated to participating securities	451	—	1,382	—
Net income attributable to common stockholders	$16,174	$9,919	$54,620	$62,971
Basic earnings per common share:
Basic weighted average common shares outstanding	40,487	41,048	40,914	41,015
Basic earnings per common share	$0.40	$0.24	$1.33	$1.54
Diluted earnings per common share:
Basic weighted average common shares outstanding	40,487	41,048	40,914	41,015
Add: Common Stock Equivalents	489	1,103	675	1,148
Diluted weighted average common shares outstanding	40,976	42,151	41,589	42,163
Diluted earnings per common share	$0.39	$0.24	$1.31	$1.49

GMS Inc.

Condensed Consolidated Balance Sheets (Unaudited)

(in thousands, except per share data)

	April 30,	April 30,
	2019	2018
Assets
Current assets:
Cash and cash equivalents	$47,338	$36,437
Trade accounts and notes receivable, net of allowances of $6,432 and $9,633, respectively	445,771	346,450
Inventories, net	290,829	239,223
Prepaid expenses and other current assets	18,368	11,726
Total current assets	802,306	633,836
Property and equipment, net of accumulated depreciation of $123,583 and $85,761, respectively	282,349	163,582
Goodwill	617,327	427,645
Intangible assets, net	429,313	222,682
Deferred income taxes	4,676	—
Other assets	13,583	6,766
Total assets	$2,149,554	$1,454,511
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$173,751	$116,168
Accrued compensation and employee benefits	62,858	56,323
Other accrued expenses and current liabilities	79,848	45,146
Current portion of long-term debt	42,118	16,284
Total current liabilities	358,575	233,921
Non-current liabilities:
Long-term debt, less current portion	1,099,077	579,602
Deferred income taxes, net	10,226	10,742
Other liabilities	41,571	35,088
Liabilities to noncontrolling interest holders, less current portion	10,929	15,707
Total liabilities	1,520,378	875,060
Commitments and contingencies
Stockholders’ equity:
Common stock, par value $0.01 per share, 500,000 shares authorized; 40,375 and 41,069 shares issued and outstanding as of April 30, 2019 and 2018, respectively	404	411
Preferred stock, par value $0.01 per share, 50,000 shares authorized; 0 shares issued and outstanding as of April 30, 2019 and 2018	—	—
Exchangeable shares	29,639	—
Additional paid-in capital	480,113	489,007
Retained earnings	145,594	89,592
Accumulated other comprehensive income (loss)	(26,574)	441
Total stockholders’ equity	629,176	579,451
Total liabilities and stockholders’ equity	$2,149,554	$1,454,511

GMS Inc.

Condensed Consolidated Statements of Cash Flows (Unaudited)

(in thousands)

	Year Ended April 30,
	2019	2018
Cash flows from operating activities:
Net income	$56,002	$62,971
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	117,459	65,530
Write-off and amortization of debt discount and debt issuance costs	3,332	2,851
Provision for losses on accounts and notes receivable	617	(622)
Provision for obsolescence of inventory	432	106
Effects of fair value adjustments to inventory	4,176	324
Increase in fair value of contingent consideration	759	195
Equity-based compensation	7,643	5,745
Gain on sale and disposal of assets	(525)	(509)
Change in fair value of financial instruments	6,395	6,125
Deferred income taxes	(17,487)	(16,224)
Changes in assets and liabilities net of effects of acquisitions:
Trade accounts and notes receivable	(13,586)	(11,752)
Inventories	5,137	(35,098)
Prepaid expenses and other assets	(4,842)	(3,109)
Accounts payable	26,816	11,365
Accrued compensation and employee benefits	6,631	(236)
Derivative liability	(10,778)	—
Other accrued expenses and liabilities	5,434	3,601
Cash provided by operating activities	193,615	91,263
Cash flows from investing activities:
Purchases of property and equipment	(18,770)	(23,741)
Proceeds from sale of assets	1,170	2,865
Acquisition of businesses, net of cash acquired	(583,092)	(28,333)
Cash used in investing activities	(600,692)	(49,209)
Cash flows from financing activities:
Repayments on the revolving credit facility	(937,176)	(617,230)
Borrowings from the revolving credit facility	981,148	513,878
Payments of principal on long-term debt	(9,968)	(5,776)
Payments of principal on capital lease obligations	(19,474)	(6,132)
Borrowings from term loan	996,840	577,616
Repayments from term loan	(571,840)	(477,616)
Repurchases of common stock	(16,520)	—
Debt issuance costs	(7,933)	(3,283)
Payments for taxes related to net share settlement of equity awards	(50)	(1,441)
Proceeds from exercises of stock options	2,538	477
Other financing activities	1,405	(671)
Cash provided by (used in) financing activities	418,970	(20,178)
Effect of exchange rates on cash and cash equivalents	(992)	—
Increase in cash and cash equivalents	10,901	21,876
Cash and cash equivalents, beginning of year	36,437	14,561
Cash and cash equivalents, end of year	$47,338	$36,437
Supplemental cash flow disclosures:
Cash paid for income taxes	$19,351	$38,954
Cash paid for interest	66,435	28,613
Supplemental schedule of noncash activities:
Assets acquired under capital lease	$111,826	$9,086
Issuance of installment notes associated with equity-based compensation liability awards	5,356	12,433
Increase (decrease) in insurance claims payable and insurance recoverable	619	(2,362)

GMS Inc.

Net Sales by Product Group (Unaudited)

(dollars in thousands)

	Three Months Ended				Year Ended
	April 30,	% of	April 30,	% of	April 30,	% of	April 30,	% of
	2019	Total	2018	Total	2019	Total	2018	Total
	(dollars in thousands)
Wallboard	$322,287	41.3%	$279,984	44.0%	$1,272,068	40.8%	$1,109,552	44.2%
Ceilings	112,245	14.4%	95,644	15.0%	451,695	14.5%	387,360	15.4%
Steel framing	124,501	16.0%	107,032	16.8%	506,805	16.3%	411,630	16.4%
Other products	221,116	28.3%	153,140	24.1%	885,464	28.4%	602,927	24.0%
Total net sales	$780,149		$635,800		$3,116,032		$2,511,469

GMS Inc.

Reconciliation of Net Income to Adjusted EBITDA (Unaudited)

(in thousands)

	Three Months Ended		Year Ended
	April 30,		April 30,
	2019	2018	2019	2018

Net income	$16,625	$9,919	$56,002	$62,971
Interest expense	18,781	8,107	73,677	31,395
Write-off of debt discount and deferred financing fees	—	—	—	74
Interest income	(23)	(84)	(66)	(177)
Provision for income taxes	1,702	5,328	14,039	20,883
Depreciation expense	12,389	6,054	46,456	24,075
Amortization expense	17,741	9,928	71,003	41,455
EBITDA	$67,215	$39,252	$261,111	$180,676
Stock appreciation expense(a)	1,305	455	2,730	2,318
Redeemable noncontrolling interests(b)	410	498	1,188	1,868
Equity-based compensation(c)	1,268	418	3,906	1,695
Severance and other permitted costs(d)	2,205	256	8,152	581
Transaction costs (acquisitions and other)(e)	1,198	3,049	7,858	3,370
(Gain) loss on disposal of assets	(113)	139	(525)	(509)
Effects of fair value adjustments to inventory(f)	47	48	4,176	324
Change in fair value of financial instruments(g)	—	5,415	6,395	6,125
Secondary public offering costs(h)	—	—	—	1,525
Debt transaction costs(i)	—	527	678	1,285
EBITDA add-backs	6,320	10,805	34,558	18,582
Adjusted EBITDA	$73,535	$50,057	$295,669	$199,258
Adjusted EBITDA margin	9.4%	7.9%	9.5%	7.9%

(a)                                 Represents non-cash expense related to stock appreciation rights agreements.

(b)                                 Represents non-cash compensation expense related to changes in the values of noncontrolling interests.

(c)                                  Represents non-cash equity-based compensation expense related to the issuance of share-based awards.

(d)                                 Represents severance expenses and other costs permitted in calculations under the ABL Facility and the First Lien Facility.

(e)                                  Represents costs related to acquisitions paid to third parties.

(f)                                   Represents the non-cash cost of sales impact of purchase accounting adjustments to increase inventory to its estimated fair value.

(g)                                  Represents the mark-to-market adjustments for derivative financial instruments.

(h)                                 Represents costs related to our secondary offerings paid to third-party advisors.

(i)                                     Represents expenses paid to third-party advisors related to debt refinancing activities.

GMS Inc.

Reconciliation of Cash Provided by Operating Activities to Free Cash Flow (Unaudited)

(in thousands)

	Three Months Ended		Year Ended
	April 30,		April 30,
	2019	2018	2019	2018
Cash provided by operating activities	$88,178	$24,883	$193,615	$91,263
Purchases of property and equipment	(5,385)	(10,333)	(18,770)	(23,741)
Free cash flow(a)	$82,793	$14,550	$174,845	$67,522

(a)                                 Free cash flow is a non-GAAP financial measure that we define as net cash provided by operations less capital expenditures.

GMS Inc.

Reconciliation of Selling, General and Administrative Expense to Adjusted SG&A (Unaudited)

(in thousands)

	Three Months Ended		Year Ended
	April 30,		April 30,
	2019	2018	2019	2018

Selling, general and administrative expense	$190,577	$161,645	$739,460	$633,877

Adjustments
Stock appreciation expense(a)	(1,305)	(455)	(2,730)	(2,318)
Redeemable noncontrolling interests(b)	(410)	(498)	(1,188)	(1,868)
Equity-based compensation(c)	(1,268)	(418)	(3,906)	(1,695)
Severance and other permitted costs(d)	(2,205)	(256)	(8,152)	(581)
Transaction costs (acquisitions and other)(e)	(1,198)	(3,049)	(7,858)	(3,370)
Gain on disposal of assets	113	(139)	525	509
Secondary public offering costs(f)	—	—	—	(1,525)
Debt transaction costs(g)	—	(527)	(678)	(1,285)
Adjusted SG&A	$184,304	$156,303	$715,473	$621,744
Adjusted SG&A margin	23.6%	24.6%	23.0%	24.8%

(a)                                 Represents non-cash expense related to stock appreciation rights agreements.

(b)                                 Represents non-cash compensation expense related to changes in the values of noncontrolling interests.

(c)                                  Represents non-cash equity-based compensation expense related to the issuance of share-based awards.

(d)                                 Represents severance expenses and other costs permitted in calculations under the ABL Facility and the First Lien Facility.

(e)                                  Represents costs related to acquisitions paid to third parties.

(f)                                   Represents costs related to our secondary offerings paid to third-party advisors.

(g)                                  Represents expenses paid to third-party advisors related to debt refinancing activities.

GMS Inc.

Reconciliation of Income Before Taxes to Adjusted Net Income (Unaudited)

(in thousands, except per share data)

	Three Months Ended		Year Ended
	April 30,		April 30,
	2019	2018	2019	2018
Income before taxes	$18,327	$15,247	$70,041	$83,854
EBITDA add-backs	6,320	10,805	34,558	18,582
Write-off of debt discount and deferred financing fees	—	—	—	74
Purchase accounting depreciation and amortization (1)	12,369	5,233	49,619	21,271
Adjusted pre-tax income	37,016	31,285	154,218	123,781
Adjusted income tax expense	8,329	7,790	34,699	39,077
Adjusted net income	$28,687	$23,495	$119,519	$84,704
Effective tax rate (2)	22.5%	24.9%	22.5%	31.6%

Weighted average shares outstanding:
Basic	40,487	41,048	40,914	41,015
Diluted (3)	42,105	42,151	42,718	42,163
Adjusted net income per share:
Basic	$0.71	$0.57	$2.92	$2.07
Diluted	$0.68	$0.56	$2.80	$2.01

(1)          Depreciation and amortization from the increase in value of certain long-term assets associated with the April 1, 2014 acquisition of the predecessor company and the acquisition of Titan.

(2)          Normalized cash tax rate determined based on our estimated taxes for fiscal 2019 excluding the impact of purchase accounting and certain other deferred tax amounts.

(3)          Includes the effect of 1.1 million shares of equity issued in connection with the acquisition of Titan that were exchangeable for the Company’s common stock as of April 30, 2019.